Exhibit 10.5

October 2, 2015

Scott Goodrich

Dear Scott,

This letter is intended to provide you with specific information regarding the termination of your employment with Westell, per our mutual agreement, effective October 2, 2015. You are entitled to the following benefits, per our Company’s policy. This letter covers all payments and benefits owed to you.

Payments due you:

•	Base pay for days worked or approved time off for pay period beginning 09/27/2015 through your separation date of 10/02/2015. This payment will be made on 10/09/2015.

•	Any earned and unused PTO time (9.17 days). This will be paid by separate check due to the taxation rate per IRS Regulations and will be paid on 10/09/15.

Benefit details:

•
Your benefit coverage will terminate at 12:00 midnight on your last day of employment (technically 10/03/15).  Shortly, you will receive information from PayFlex regarding the continuation of certain benefits through COBRA.  If you have questions, the contact number for PayFlex is (877) 327-2772.

•	Equity
Please refer to the agreements for vesting and equity provisions.

•	401(K)

◦	Accounts under $1,000 are cashed out if not rolled over to another plan.

◦	Accounts between $1,000 and $5,000 are rolled over to a Wells Fargo IRA if they are not rolled over to another plan.

◦	Accounts over $5,000 can remain with the Westell 401(k) Plan

◦	To request a distribution of your 401(k) plan, please contact Wells Fargo at (866) 665-1282.

For your continuing obligations after your departure, including non-compete and non-solicit details, please refer to the following documents:

•	Post Departure Reporting Obligations and Transaction Restrictions After Ceasing to be an Officer or Director of the Company

•	Confidential Information, Invention Assignment, and Non-Solicitation Agreement for Employee

•	Stock Purchase Agreement Among Westell, Inc., Cellular Specialties Inc., Sellers’ Representative, and the Shareholders of Cellular Specialties, Inc.

Additionally, the “Independent Contractor Agreement” between you and Westell will be provided under separate cover.

If you have any additional questions, please contact me at (630) 375-4160 or (847) 224-3912. I wish you the best in your future endeavors.

Regards,

/s/ Sharon Hintz

Sharon Hintz
Director, Human Resources

Enclosures